Page 1                                                              EXHIBIT 12.1

                         THE J.H. HEAFNER COMPANY, INC.
     Statement Regarding: Computation of Ratio of Earnings to Fixed Charges
                          and Preferred Stock Dividends
                  (Amounts in thousands, except ratio amounts)


                                                    Twelve months   Twelve months    Twelve months    Twelve months
                                                       Ended           Ended            Ended           Ended
                                                    December 31,     December 31,    December 31,     December 31,
                                                       1998            1997             1996            1995
                                                    (unaudited)     (unaudited)      (unaudited)     (unaudited)
                                                    -------------   -------------    -------------   --------------

Consolidated pretax income (loss) from
           continuing operations                        (2,219)           (253)         1,051           690
Interest                                                13,460           4,842          1,465         1,308
Interest portion of rent expense                         6,474           2,985            795           661
Amortization of Deferred Debt Issuance
           Costs and Deferred Financing Costs              733             291           --            --
Preferred stock dividend requirements of
           majority-owned subsidiaries                    --              --             --            --
                                                       -------          ------          -----         -----

EARNINGS                                                18,448           7,865          3,311         2,659
                                                       =======          ======          =====         =====



Interest                                                13,460           4,842          1,465         1,308
Interest portion of rent expense                         6,474           2,985            795           661
Amortization of Deferred Debt Issuance
           Costs and Deferred Financing Costs              733             291           --            --
Preferred stock dividend requirements of
           majority-owned subsidiaries                    --              --             --            --
                                                       -------          ------          -----         -----

FIXED CHARGES                                           20,667           8,118          2,260         1,969
                                                       =======          ======          =====         =====


RATIO OF EARNINGS TO FIXED CHARGES                        --              --             1.47          1.35
                                                       =======          ======          =====         =====